UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2013

LHC Group
(Exact name of registrant as specified in its charter)

Delaware	001-33989	71-0918189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 West Pinhook Rd., Suite A, Lafayette, LA	70503
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (337) 233-1307

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 7, 2013, LHC Group, Inc. (the "Company") entered into a definitive agreement to acquire the home health service line of Addus HomeCare Corp. ("Addus") for $20 million in cash. The transaction is subject to customary closing conditions with an expected closing on or about February 28, 2013.

Pursuant to the agreement, the Company will acquire 19 home health agencies and two hospice agencies in five states (the "Acquired Locations"). When the transaction is complete, the Company will operate more than 300 post-acute care locations in 23 states nationwide.

Specifically, the Company will acquire 100 percent of the assets of three home health agencies in Arkansas, one home health agency and two hospice agencies in South Carolina and one home health agency in Nevada. The Company will acquire 90 percent of the assets of eight home health agencies in Illinois and six in California, with Addus retaining a 10 percent ownership interest in those locations. Both Arkansas and South Carolina are certificate of need states.

The estimated 65 and older population in the acquired service area totals 2.6 million. Aggregate annual revenue for the Acquired Locations is approximately $36.7 million.

The Company issued a press release announcing entry into the definitive agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated February 7, 2013

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC Group (Registrant)
February 7, 2013 (Date)	/s/ PETER J. ROMAN Peter J. Roman Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated February 7, 2013.